Exhibit 99.1

Targacept Reports Third Quarter 2012 Financial Results

Winston-Salem, North Carolina, November 6, 2012 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the third quarter and nine months ended September 30, 2012.

Targacept reported a net loss of $7.9 million for the third quarter of 2012, compared to a net loss of $9.1 million for the third quarter of 2011. For the nine months ended September 30, 2012, Targacept reported net income of $8.9 million, compared to net income of $1.3 million for the corresponding period of 2011. As of September 30, 2012, cash and investments in marketable securities totaled $195.6 million.

“In the third quarter, we continued to focus on execution of our clinical programs for three pharmacologically distinct NNR Therapeutics, while maintaining an emphasis on capital efficiency,” said Mark Skaletsky, Chairman of Targacept’s Board of Directors. “Each of these programs is directed to a disease or disorder where the medical need is substantial and current therapies are inadequate. While innovation-based drug development is inherently high risk, we believe our programs carry potential for significant value with successful clinical trial outcomes. Targacept remains well capitalized and fortunate to have a capable and talented team dedicated to the goal of building health and restoring independence for patients.”

Targacept is currently conducting two Phase 2b clinical trials. Enrollment for a study of TC-5619 as a treatment for negative symptoms and cognitive dysfunction in schizophrenia remains ongoing, with top-line results now expected in the fourth quarter of 2013. Enrollment is also continuing for a study of AZD3480 as a treatment for mild to moderate Alzheimer’s disease, with top-line results now expected in the middle of 2014. In addition, Targacept is conducting preparatory activities for a planned Phase 2b study of TC-5214 as a treatment for overactive bladder that it expects to initiate in the first half of 2013.

Financial Results

Targacept reported a net loss of $7.9 million for the third quarter of 2012, compared to a net loss of $9.1 million for the third quarter of 2011. The lower net loss for the 2012 period was primarily due to a decrease of $19.0 million in research and development expenses, partially offset by a decrease of $17.8 million in deferred revenue recognition. For the nine months ended September 30, 2012, Targacept reported net income of $8.9 million, compared to net income of $1.3 million for the corresponding period of 2011. The higher net income for the 2012 period was primarily due to a decrease in research and development expenses of $32.4 million, partially offset by a decrease of $21.3 million in deferred revenue recognition and $2.3 million in charges related to a reduction in force completed in the second quarter of 2012. Non-cash, stock-based compensation charges of $1.4 million and $2.1 million were recorded for the third quarter of 2012 and 2011, respectively, and non-cash, stock-based compensation charges of $6.5 million were recorded for each of the nine-month periods ended September 30, 2012 and 2011.

Net Operating Revenues

Net operating revenues totaled $768,000 for the third quarter of 2012, compared to $19.0 million for the third quarter of 2011. The decrease was due primarily to deferred revenue recognized during the third quarter of 2011 associated with Targacept’s now concluded collaboration with AstraZeneca for TC-5214 that did not recur during the third quarter of 2012. For the nine months ended September 30, 2012, net operating revenues totaled $57.3 million, compared to $78.7 million for the corresponding 2011 period. The decrease was principally attributable to recognition during the 2011 period of deferred revenue associated with a now concluded alliance with GlaxoSmithKline.

Research and Development Expenses

Research and development expenses totaled $6.4 million for the third quarter of 2012, compared to $25.4 million for the third quarter of 2011, and $36.7 million for the nine months ended September 30, 2012, compared to $69.1 million for the corresponding 2011 period. The decrease for both 2012 periods was principally attributable to lower costs incurred for third-party research and development services in connection with clinical-stage product candidates and preclinical programs and lower research and development-related operating costs. For both 2012 periods: the lower costs for clinical-stage product candidates were principally due to the end of the Phase 3 development program for TC-5214 in major depressive disorder and to the first quarter 2012 completion of two clinical trials of TC-6987; the lower costs for preclinical product candidates were primarily due to a strategic decision to focus resources on clinical programs; and the lower research and development-related operating costs were primarily due to the second quarter 2012 reduction in workforce.

General and Administrative Expenses

General and administrative expenses totaled $2.4 million for the third quarter of 2012, compared to $2.8 million for the third quarter of 2011, and $10.1 million for the nine months ended September 30, 2012, compared to $9.1 million for the corresponding 2011 period. The decrease for the third quarter of 2012 was primarily attributable to the second quarter 2012 reduction in workforce. The increase for the 2012 year-to-date period was primarily attributable to severance and stock-based compensation charges recorded in connection with the departure of Targacept’s former chief executive officer and two other executive officers during the first half of 2012, partially offset by decreased expenses as a result of the second quarter 2012 reduction in workforce.

Restructuring Charges

Restructuring charges for the nine months ended September 30, 2012 totaled $2.3 million and reflected severance and other charges related to the second quarter 2012 reduction in force.

Updated Financial Guidance

Targacept is updating its financial guidance for 2012 to reflect current operating and program spending expectations. Targacept now expects its operating revenues for the year ending December 31, 2012 to be approximately $58 million, its operating expenses for the year ending December 31, 2012 to be in the range of $58 million to $62 million and its cash, cash equivalents and investments balance to be at least $180 million at December 31, 2012. This financial guidance includes both cash and non-cash revenue and expense items.

In addition, following the implementation of the restructuring plans previously announced, Targacept expects to realize annual savings of approximately $22.5 million beginning in 2013, with 2013 cash requirements expected to be in the range of $16 million to $18 million for internal operations and $25 million to $30 million for external costs associated with pipeline programs.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, November 6, 2012, at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800.706.7741 for domestic participants and 617.614.3471 for international callers (reference passcode 78046906). A replay of the conference call may be accessed from approximately 8:00 p.m. Eastern Time on November 6, 2012 through November 20, 2012 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 85901627).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, unique proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s clinical pipeline includes multiple Phase 2 product candidates, all representing first-in-class opportunities. Targacept leverages its scientific leadership and diverse pipeline to attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for results from Targacept’s ongoing Phase 2b clinical trials of TC-5619 and AZD3480 or for initiation of the planned Phase 2b clinical trial of TC-5214; the annual savings to be realized from the two reductions in Targacept’s workforce and other operational changes implemented in 2012; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, TC-5214, AZD3480 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; Targacept’s ability to manage its cash operating expenses and achieve the estimated savings; whether the two workforce reductions implemented in 2012 will have an adverse impact on the development of any Targacept product candidate or Targacept’s business generally; whether positive findings from Targacept’s completed clinical trial of TC-5619 in patients with schizophrenia will be replicated in ongoing or potential future clinical trials of TC-5619; the impact of AstraZeneca’s restructuring initiatives in neuroscience research and development announced in February 2012; the control or significant influence that AstraZeneca has over the development of AZD3480 and AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446 or of AZD3480 beyond the ongoing trial in mild to moderate Alzheimer’s disease; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts
Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: 336.480.2186	Tel: 508.362.3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net operating revenues	$768	$18,955	$57,270	$78,692

Operating expenses:
Research and development	6,434	25,444	36,747	69,146
General and administrative	2,432	2,842	10,089	9,146
Restructuring charges	—	—	2,312	—

Total operating expenses	8,866	28,286	49,148	78,292

Operating (loss) income	(8,098)	(9,331)	8,122	400
Interest income, net of interest expense	219	277	750	876

Net (loss) income	$(7,879)	$(9,054)	$8,872	$1,276

Basic net (loss) income per share	$(0.24)	$(0.27)	$0.27	$0.04

Diluted net (loss) income per share	$(0.24)	$(0.27)	$0.26	$0.04

Weighted average common shares outstanding - basic	33,494,106	33,377,874	33,431,474	31,049,104

Weighted average common shares outstanding - diluted	33,494,106	33,377,874	33,692,875	32,361,508

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2012	2011
Cash, cash equivalents and investments	$195,608	$249,270
Collaboration receivables and other current assets	4,397	3,689
Property and equipment, net	3,375	5,035
Other assets, net	119	132

Total assets	$203,499	$258,126

Current portion of deferred revenue	$2,357	$57,714
Other current liabilities	7,453	20,897
Deferred revenue, net of current portion	1,768	3,241
Long-term debt, net of current portion	1,351	1,986
Total stockholders’ equity	190,570	174,288

Total liabilities and stockholders’ equity	$203,499	$258,126